EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2015 Second Quarter Financial Results
Record Operating Revenues of $156.5 million
Earnings from Continuing Operations up 69% for the quarter and 122% year to date
EPS $0.67 for the second quarter of 2015 - up 72%

New York, NY – May 6, 2015 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2015 second quarter ended March 31, 2015.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We are very pleased to report our third consecutive quarterly record in operating revenues as well as much stronger quarterly net earnings of $13.0 million, close to our long term target of a 15% ROE. Earnings per share for the quarter was $0.67, up 72% on the same quarter last year, and on a year to date basis EPS was $1.16, up 127%. All of our business lines showed growth in transactional volumes due to better market conditions and increased market share. Securities was a stand-out this quarter with segment earnings up 221% off the back of much stronger revenues from equity market making and the newly acquired fixed income business, which performed above our expectations and was accretive to earnings.  For the six months to date, all of our business segments realized very strong growth in segment income.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in the Company’s quarterly report on Form 10-Q to be filed with the SEC. The Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2015	2014	% Change	2015	2014	% Change
Revenues:
Sales of physical commodities	$14,291.6	$8,329.4	72%	$27,785.9	$16,130.6	72%
Trading gains, net	84.8	64.7	31%	155.1	116.4	33%
Commission and clearing fees	47.2	47.3	—%	96.7	89.5	8%
Consulting and management fees	9.3	9.5	(2)%	19.7	21.5	(8)%
Interest income	9.0	1.9	374%	12.1	3.3	267%
Other income	0.1	0.1	—%	0.2	0.3	(33)%
Total revenues	14,442.0	8,452.9	71%	28,069.7	16,361.6	72%
Cost of sales of physical commodities	14,285.5	8,323.7	72%	27,775.7	16,119.5	72%
Operating revenues	156.5	129.2	21%	294.0	242.1	21%
Transaction-based clearing expenses	31.8	27.7	15%	61.2	52.9	16%
Introducing broker commissions	12.3	12.8	(4)%	24.5	24.4	—%
Interest expense	4.5	2.8	61%	7.2	5.5	31%
Net operating revenues	107.9	85.9	26%	201.1	159.3	26%
Compensation and other expenses:
Compensation and benefits	63.1	52.7	20%	119.5	99.0	21%
Communication and data services	7.2	6.2	16%	13.9	12.4	12%
Occupancy and equipment rental	3.8	3.2	19%	6.9	6.2	11%
Professional fees	3.1	4.1	(24)%	6.4	8.4	(24)%
Travel and business development	2.5	2.0	25%	5.3	4.8	10%
Depreciation and amortization	1.8	1.7	6%	3.7	3.6	3%
Bad debts and impairments	2.8	0.4	600%	2.8	0.7	300%
Other	5.5	5.3	4%	10.9	10.0	9%
Total compensation and other expenses	89.8	75.6	19%	169.4	145.1	17%
Income from continuing operations, before tax	18.1	10.3	76%	31.7	14.2	123%
Income tax expense	5.1	2.6	96%	9.3	4.1	127%
Net income from continuing operations	13.0	7.7	69%	22.4	10.1	122%
Loss from discontinued operations, net of tax	—	(0.2)	(100)%	—	(0.1)	(100)%
Net income	$13.0	$7.5	73%	$22.4	$10.0	124%
Basic earnings per share:
Net income from continuing operations	$0.68	$0.40	70%	$1.18	$0.53	123%
Loss from discontinued operations	—	(0.01)	(100)%	—	(0.01)	(100)%
Net income per common share	$0.68	$0.39	74%	$1.18	$0.52	127%
Diluted earnings per share:
Net income from continuing operations	$0.67	$0.40	68%	$1.16	$0.52	123%
Loss from discontinued operations	—	(0.01)	(100)%	—	(0.01)	(100)%
Net income per common share	$0.67	$0.39	72%	$1.16	$0.51	127%

Basic weighted-average number of common shares outstanding	18,599,011	18,609,550	—%	18,546,377	18,627,383	—%
Diluted weighted-average number of common shares outstanding	18,957,780	18,955,128	—%	18,743,033	19,274,153	(3)%

Interest Income/Expense:
Our acquisition of G.X. Clarke & Co. during the second quarter resulted in a significant change to our aggregate level of interest income and to a lesser extent interest expense. Overall interest income increased $7.1 million to $9.0 million in the second quarter, with the fixed income business acquired, adding $5.2 million in interest income during the second quarter. Historically, our interest income has been driven by the average customer segregated equity in our Commercial Hedging and CES segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES segments increased $1.6 million, primarily as a result of a 12% increase in the average customer segregated equity and the continued implementation of our interest rate management program, which includes the purchase of medium term U.S. Treasury notes and the utilization of interest rate swaps.
Interest expense increased 61% to $4.5 million in the second quarter compared to $2.8 million in the prior year. The increase in interest expense is primarily related to $1.6 million of incremental expense from the G.X. Clarke business acquired at the beginning of the second period.
Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2015	2014	% Change	2015	2014	% Change
Variable compensation and benefits	$33.1	$24.6	35%	$62.7	$45.0	39%
Transaction-based clearing expenses	31.8	27.7	15%	61.2	52.9	16%
Introducing broker commissions	12.3	12.8	(4)%	24.5	24.4	—%
Total variable expenses	77.2	65.1	19%	148.4	122.3	21%
Fixed compensation and benefits	30.0	28.1	7%	56.8	54.0	5%
Other fixed expenses	23.9	22.5	6%	47.1	45.4	4%
Bad debts and impairments	2.8	0.4	600%	2.8	0.7	300%
Total non-variable expenses	56.7	51.0	11%	106.7	100.1	6%
Total non-interest expenses	$133.9	$116.1	15%	$255.1	$222.4	15%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
	2015	% Change	2014	2015	% Change	2014
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	26,182.7	5%	24,968.5	51,359.1	5%	48,843.1
OTC volume (contracts, 000’s)	448.8	30%	346.5	739.0	17%	631.9
Global payments (# of payments, 000’s)	88.7	101%	44.2	157.4	83%	85.8
Gold equivalent ounces traded (000’s)	38,145.1	90%	20,037.1	71,565.4	81%	39,597.7
Equity market-making (gross dollar volume, millions)	$26,927.2	53%	$17,647.9	$51,061.2	43%	$35,650.7
Foreign exchange prime brokerage volume (U.S. notional, millions)	$108,135.9	3%	$105,484.2	$224,037.6	22%	$183,898.0
Average assets under management (U.S. dollar, millions)	$562.5	9%	$516.0	$580.5	10%	$526.2
Average customer segregated equity (millions)	$1,894.2	12%	$1,698.6	$1,979.2	16%	$1,700.2

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders' equity information for the periods indicated.

(in millions, except for per share amounts)	March 31, 2015	September 30, 2014
Summary asset information:
Cash and cash equivalents	$243.5	$231.3
Cash, securities and other assets segregated under federal and other regulations	$687.3	$448.0
Securities purchased under agreements to resell	$336.9	$—
Deposits and receivables from:
Exchange-clearing organizations	$1,420.5	$1,731.4
Broker-dealers, clearing organizations and counterparties	$193.1	$123.0
Receivables and notes receivable from customers, net	$148.2	$120.8
Financial instruments owned, at fair value	$1,217.1	$197.9
Physical commodities inventory	$59.6	$40.0
Goodwill and intangible assets, net	$60.2	$58.0
Other	$96.2	$89.3

Summary liability and stockholders' equity information:
Payables to customers	$2,225.0	$2,228.7
Payables to lenders under loans and senior unsecured notes	$91.3	$68.0
Accounts payable and other accrued liabilities	$112.4	$114.1
Payables under repurchase agreements	$908.9	$—
Financial instruments sold, not yet purchased, at fair value	$613.3	$264.0
Other	$142.2	$19.5
Stockholders' equity	$369.5	$345.4

Net asset value per share	$19.48	$18.29
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2015	2014	% Change	2015	2014	% Change
Segment operating revenues represented by:
Commercial Hedging	$64.7	$63.8	1%	$133.1	$109.4	22%
Global Payments	18.4	12.8	44%	33.6	26.4	27%
Securities	36.1	17.2	110%	53.3	38.6	38%
Physical Commodities	6.4	5.1	25%	12.9	10.3	25%
Clearing and Execution Services	31.5	30.9	2%	62.7	58.4	7%
Corporate unallocated	(0.6)	(0.6)	—%	(1.6)	(1.0)	60%
Operating revenues	$156.5	$129.2	21%	$294.0	$242.1	21%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2015	2014	% Change	2015	2014	% Change
Segment income represented by:
Commercial Hedging	$21.7	$22.6	(4)%	$46.6	$34.7	34%
Global Payments	9.9	6.3	57%	18.1	13.3	36%
Securities	12.2	3.8	221%	13.9	11.0	26%
Physical Commodities	2.4	1.7	41%	4.9	3.5	40%
Clearing and Execution Services	2.9	2.1	38%	6.5	3.4	91%
Total segment income	49.1	36.5	35%	90.0	65.9	37%
Reconciliation of segment income to income from continuing operations, before tax:
Segment income	49.1	36.5	35%	90.0	65.9	37%
Costs not allocated to operating segments	31.0	26.2	18%	58.3	51.7	13%
Income from continuing operations, before tax	$18.1	$10.3	76%	$31.7	$14.2	123%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 1% to $64.7 million in the second quarter compared to $63.8 million in the prior year. Exchange-traded revenues increased 7%, to $30.4 million in the second quarter, resulting primarily from strong growth in LME metals revenues, driven by increased customer activity and expansion activities in the Far East. This growth was tempered by declines in agricultural and energy-related exchange-traded revenues following strong performances in those sectors in the first quarter of 2015. Overall exchange-traded contract volume increased 2% and the average rate per contract increased to $6.25.
Over-the-counter (“OTC”) revenues decreased 7%, to $28.8 million in the second quarter, with low market volatility in the energy markets and prior year’s strong performance in the renewable fuels markets driving the decline in operating revenues. OTC revenues declined despite a 30% increase in volumes as the average rate per contract declined 28% compared to the prior year, primarily as a result of a narrowing of spreads in the energy and renewable fuels markets.
Consulting and management fees were relatively flat with the prior year period, while interest income, which remains constrained by low short-term interest rates, increased 113%, to 1.7 million compared to the prior year. The increase in interest income is driven by a 3% increase in average customer equity as well as the implementation of our interest rate management program which includes an extension of the duration of our U.S. Treasury investments and the utilization of interest rate swaps to manage a portion of our interest rate position.
Segment income decreased to $21.7 million in the second quarter compared to $22.6 million in the prior year, primarily as a result of $1.4 million increase in bad debt expense related to two commercial customers in the LME metals product line. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 39% compared to 40% in the prior year.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 44% to $18.4 million in the second quarter compared to $12.8 million in the prior year. This operating revenue growth was driven by a 101% increase in the volume of payments made as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system. This increase in volumes from financial institutions resulted in a lower average size of payment made, driving a 28% decrease in the average revenue per trade.

Segment income increased 57% to $9.9 million in the second quarter compared to $6.3 million in the prior year. This increase primarily resulted from the increase in operating revenues during the second quarter, slightly offset by an increase in non-variable trade system and operational expenses. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 30% compared to 32%.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. Following our acquisition of G.X. Clarke & Co., we act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency and Mortgage-Backed Securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues in our Securities segment are comprised of activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues in equity market-making increased 82% in the second quarter compared to the prior year driven by a 53% increase in the gross dollar volume traded as well as an increase in the average revenue per $100 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in debt trading increased 479% in the second quarter compared to the prior year, primarily as a result of the acquisition of G.X. Clarke which added an incremental $10.5 million in operating revenues, as well as improved performance in our Argentina operations in the second quarter. The operating revenues in investment banking declined 50% compared to the prior year, while asset management operating revenues decreased 8% in the second quarter despite an increase in the assets under management. Average assets under management were $562.5 million in the second quarter compared to $516.0 million in the prior year.
Segment income increased 221% to $12.2 million in the second quarter compared to $3.8 million in the prior year, primarily as a result of the increases in equity market-making and debt trading operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 39% in the second quarter compared to 44% in the prior year primarily as a result of the acquisition of G.X. Clarke.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Precious Metals operating revenues increased 63% to $3.9 million in the second quarter compared to $2.4 million in the prior year. Operating revenues increased from the prior year period as a result of a 90% increase in the number of ounces traded, particularly in the Far Eastern markets. This volume increase was slightly tempered by a 17% decline in the average revenue per ounce traded.
Operating revenues in Physical Ag’s & Energy decreased 7% to $2.5 million in the second quarter compared to the prior year. The decrease in operating revenues is primarily due to a decline in customer volumes as a result of market conditions.
Segment income increased 41% to $2.4 million in the second quarter compared to $1.7 million in the prior year, primarily as a result of the increase in operating revenues.
Clearing and Executions Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders.
Operating revenues increased 2% to $31.5 million in the second quarter compared to $30.9 million in the prior year. Operating revenues are primarily generated from three sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options on futures contracts, trading gains, net, which primarily represents the spread retained in OTC foreign exchange customer prime brokerage activities, and interest income derived from cash balances in our customers’ accounts.

Commission and clearing fee revenues decreased to $25.2 million in the second quarter compared to $25.7 million in the prior year despite a 5% increase in exchange-traded volumes as the average rate per contract declined 7% compared to the prior year period as a result of business mix. Interest income increased 350% to $0.9 million in the second quarter as a result of a 19% increase in average customer segregated equity to $1.1 billion and the implementation of our interest rate management program, resulting in an extension of the duration of our U.S. Treasury investments and the utilization of interest rate swaps to manage a portion of our interest rate position.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line increased 11% to $5.0 million in the second quarter compared to $4.5 million in the prior year, as a result of a 3% increase in foreign exchange volumes driven by higher market volatility.
Segment income increased to $2.9 million in the second quarter compared to $2.1 million in the prior year, primarily as a result of the increase in operating revenues and a decline in variable expenses as a percentage of operating revenues driven by lower introducing broker expenses. Variable expenses, excluding interest, as a percentage of operating revenues were 76% in the second quarter compared to 79% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, May 7, 2015 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 14, 2015. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 3513 9269.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com